Exhibit 4.11

EIGHTH AMENDMENT TO THE

2001 AMENDED AND RESTATED

PUBLIX SUPER MARKETS, INC.

401(k) SMART PLAN

THIS EIGHTH AMENDMENT to the 2001 Amended and Restated Publix Super Markets, Inc. 401(k) SMART Plan is adopted this 8th day of August, 2007, by Publix Super Markets, Inc. (the “Company”), but is effective as of January 1, 2006.

W I T N E S S E T H:

WHEREAS, the Company has previously adopted the Publix Super Markets, Inc. 401(k) SMART Plan, which has been amended and restated from time to time (as amended and restated to date, the “Plan”); and

WHEREAS, pursuant to the terms of the Plan, the Company is authorized and empowered to amend the Plan further; and

WHEREAS, the Company desires to amend the Plan further in order to reflect certain provisions of the final regulations under Internal Revenue Code Sections 401(k) and 401(m) that were published on December 29, 2004 (the “Final Regulations”), with the provisions of this Amendment (a) intended to constitute good faith compliance with the requirements of the Final Regulations and (b) to supersede the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this Amendment.

NOW, THEREFORE, the Plan is hereby amended as follows:

1. Section 1.2 of the Plan is amended to read as follows:

1.2 “Actual Contribution Percentage” or “ACP” shall mean, with respect to a specified group of eligible Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average (calculated to the nearest hundredth of a percentage point) of the Actual Contribution Ratios (calculated separately for each member of the group and calculated to the nearest hundredth of a percentage point) of each eligible Participant who is a member of such group.

2. Section 1.3 of the Plan is amended to read as follows:

1.3 “Actual Contribution Ratio” shall mean the ratio of the amount of qualifying matching contributions actually paid over to the Trust on behalf of an eligible Participant for a Plan Year to the Participant’s Compensation for such Plan Year. For these purposes:

(a) The qualifying matching contributions paid on behalf of any eligible Participant shall include:

(1) any matching contributions on behalf of the Participant but excluding

(A) any matching contributions that are forfeited either to correct Excess Aggregate Contributions or because the contributions to which they related are Excess Deferrals, Excess Contributions or Excess Aggregate Contributions; and

(B) qualified matching contributions that are taken into account in the Actual Deferral Percentage test; and

(2) any Elective Deferrals permitted to be taken into account for these purposes under Treasury Regulation Section 1.401(m)-2(a)(6) and so taken into account.

(b) The Actual Contribution Ratio of a Highly Compensated Employee who is an eligible employee in more than one plan of the same employer (within the meaning of the Code) to which matching or employee contributions are made shall be calculated by treating all such contributions with respect to such Employee under any such arrangement as being made under this Plan.

(c) If no qualifying matching contributions are paid on behalf of any Employee who is eligible to make or receive any such contribution, such person shall be treated as a Participant with an Actual Contribution Ratio of zero.

3. Section 1.4 of the Plan is amended to read as follows:

1.4 “Actual Deferral Percentage” or “ADP” shall mean, with respect to a specific group of eligible Participants (either Highly Compensated Employees or Non-Highly Compensated Employees) for a Plan Year, the average (calculated to the nearest hundredth of a percentage point) of the Actual Deferral Ratios (calculated separately for each member of the group and calculated to the nearest hundredth of a percentage point) of each eligible Participant who is a member of such group.

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4. Section 1.5 of the Plan is amended to read as follows:

1.5 “Actual Deferral Ratio” shall mean the ratio of the amount of qualifying Employer contributions actually paid over to the Trust on behalf of an eligible Participant for a Plan Year to the Participant’s Compensation for such Plan Year. For these purposes:

(a) The qualifying Employer contributions paid on behalf of any Participant shall include:

(1) any Elective Deferrals made pursuant to the Participant’s deferral election (including Excess Elective Deferrals of Highly Compensated Employees) but excluding

(A) Excess Elective Deferrals of Non-Highly Compensated Employees that arise solely from Elective Deferrals made under the Plan or plans of the Participant’s Employer or of any Affiliate; and

(B) Elective Deferrals that are taken into account in the Actual Contribution Percentage test (provided the ADP test is satisfied both with and without exclusion of these Elective Deferrals); and

(2) any qualified matching contributions permitted to be taken into account for these purposes under Treasury Regulation Section 1.401(k)-2(a)(6) and so taken into account.

(b) The Actual Deferral Ratio of a Highly Compensated Employee who is an eligible employee in more than one cash or deferred arrangement of the same employer (within the meaning of the Code) shall be calculated by treating all qualifying Employer contributions with respect to such Employee under any such arrangement as being made under this Plan.

(c) If no qualifying Employer contributions are paid on behalf of any Participant (or on behalf of any Employee who would be a Participant but for the failure to make Elective Deferrals), such person shall be treated as a Participant with an Actual Deferral Ratio of zero.

5. Article I of the Plan is further amended by adding the following as new sections thereof:

1.59 “Elective Deferrals” shall mean any Employer contributions (savings contributions) made to the Plan at the election of the Participant in lieu of cash compensation. With respect to any taxable year, a Participant’s Elective Deferrals is the sum of all Employer contributions made on behalf of such Participant pursuant to an election to defer under any qualified cash or deferred arrangement (“CODA”) described in Section 401(k) of the Code, any salary reduction simplified employee pension described in Section 408(k)(6) of the Code, any SIMPLE IRA Plan described in Section 408(p) of the Code and any

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plan described under Section 501(c)(18) of the Code, and any Employer contributions made on behalf of a Participant for the purchase of an annuity contract under Section 403(b) of the Code pursuant to a salary reduction agreement. For years beginning after 2005, the term “Elective Deferrals” includes Pre-tax Elective Deferrals and Roth Elective Deferrals. Pre-tax Elective Deferrals are a Participant’s Elective Deferrals that are not includible in the Participant’s gross income at the time deferred. Elective Deferrals shall not include any deferrals properly distributed as excess Annual Additions.

1.60 “Excess Aggregate Contributions” shall mean, with respect to any Plan Year, the excess of:

(a) the aggregate amount of matching contributions taken into account in computing the ACP of Highly Compensated Employees for such Plan Year, over

(b) the maximum aggregate amount of such matching contributions permitted by the ACP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of their Actual Contribution Ratios, beginning with the highest of such percentages).

1.61 “Excess Contributions” shall mean, with respect to any Plan Year, the excess of:

(a) the aggregate amount of qualifying Employer contributions actually taken into account in computing the ADP of Highly Compensated Employees for such Plan Year, over

(b) the maximum aggregate amount of such qualifying Employer contributions permitted by the ADP test (determined by hypothetically reducing contributions made on behalf of Highly Compensated Employees in order of the Actual Deferral Ratios, beginning with the highest of such percentages).

1.62 “Excess Elective Deferrals” shall mean those Elective Deferrals of a Participant that either

(a) are made during the Participant’s taxable year and exceed the dollar limitation under Section 402(g) of the Code (including, if applicable, the dollar limitation on catch-up contributions defined in Section 414(v) of the Code) for such year; or

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(b) are made during a calendar year and exceed the dollar limitation under Section 402(g) of the Code (including, if applicable, the dollar limitation on catch-up contributions defined in Section 414(v) of the Code) for the Participant’s taxable year beginning in such calendar year, counting only Elective Deferrals made under this Plan and any other plan, contract or arrangement maintained by the Employer or any Affiliate (but excluding any Affiliate that is classified as such solely under Section 414(m) of the Code).

1.63 “Non-Highly Compensated Employee” shall mean, with respect to any Plan Year, an Employee who is not a Highly Compensated Employee.

6. Section 6.1(c) of the Plan is amended by adding the following sentence to the end of such provision:

Any contribution made pursuant to any such election shall be made only after the election is made; shall be made only with respect to an amount that is not currently available to the Employee on the date of the election; and shall be made only after the Employee’s performance of service with respect to which the contributions are made, in each case except as may be permitted by applicable Treasury Regulations.

7. Section 6.1(f)(3) of the Plan is amended to read as follows:

(3) The allocable income with respect to excess savings contributions of a Highly Compensated Employee shall include income during the period from the end of the Plan Year of the excess until distribution thereof and shall be determined by the Plan Administrator under any method permitted by Treasury Regulation Section 1.401(k)-2(b)(2)(iv) and any applicable Internal Revenue Service notices or rulings, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

8. Section 6.2(g) of the Plan is amended to read as follows:

(g) The allocable income with respect to excess matching contributions of a Highly Compensated Employee shall include income during the period from the end of the Plan Year of the excess until distribution thereof and shall be determined by the Plan Administrator under any method permitted by Treasury Regulation Section 1.401(m)-2(b)(2)(iv) and any applicable Internal Revenue Service notices or rulings, provided that the method does not violate Section 401(a)(4) of the Code, is used consistently for all Participants and for all corrective distributions under the Plan for the Plan Year, and is used by the Plan for allocating income to Participants’ accounts.

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9. Section 14.5(b) of the Plan is amended to read as follows:

(b) In the event this Plan is terminated, distributions may not be made as a result thereof unless the Plan has been completely terminated and the Company or any Affiliate does not establish or maintain an alternative defined contribution plan (within the meaning of Section 401(k)(10) of the Code and Treasury Regulations Section 1.401(k)-1(d)(4)(i)), unless the law otherwise permits the distribution.

IN WITNESS WHEREOF, the Company has caused this Eighth Amendment to be executed this 8th day of August, 2007 by its duly authorized officers.

ATTEST:		PUBLIX SUPER MARKETS, INC.

(CORPORATE SEAL)

By:	/s/ Linda S. Kane	By:	/s/ William E. Crenshaw
	Linda S. Kane, Assistant Secretary		William E. Crenshaw, President

“COMPANY”

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